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                                                                      EXHIBIT 11

                      METROMAIL CORPORATION AND AFFILIATES

              COMPUTATION OF NET INCOME PER SHARE OF COMMON STOCK
                          AND COMMON STOCK EQUIVALENT

                                 (IN THOUSANDS)

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
                                                THREE MONTHS     SIX MONTHS
                                               ENDED JUNE 30,  ENDED JUNE 30,
                                               --------------- ----------------
                                                1996    1995    1996     1995
                                               ------- ------- -------  -------
Net Income.................................... $ 1,484 $ 2,464 $(1,403) $   731
Average number of shares of Common Stock
 outstanding..................................  22,400  22,400  22,400   22,400
Restricted Common Shares......................      34      34      34       34
                                               ------- ------- -------  -------
    Total.....................................  22,434  22,434  22,434   22,434
                                               ======= ======= =======  =======
                                               ------- ------- -------  -------
Net Income per share.......................... $  0.07 $  0.11 $ (0.06) $  0.03
                                               ======= ======= =======  =======
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